Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Owners
      We have audited the accompanying combined balance sheet of the T REIT, Inc. Unconsolidated Properties Portfolio (the “Company”) as of December 31, 2004, and the related combined statements of operations, owners’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, such 2004 combined financial statements present fairly, in all material respects, the financial position of the T REIT, Inc. Unconsolidated Properties Portfolio as of December 31, 2004 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche, LLP
Los Angeles, California
May 13, 2005

T REIT, INC. UNCONSOLIDATED PROPERTIES PORTFOLIO
COMBINED BALANCE SHEETS
December 31, 2004 and 2003 (Unaudited)

	December 31,

	2004	2003

		(Unaudited)
ASSETS
Real estate investments:
Operating properties, net	$311,395,000	$218,641,000
Property held for sale, net	—	11,500,000

	311,395,000	230,141,000
Cash and cash equivalents	7,788,000	8,326,000
Restricted cash	8,712,000	2,288,000
Accounts receivable, net	984,000	834,000
Accounts receivable from related parties	163,000	348,000
Other assets, net	20,931,000	10,667,000

Total assets	$349,973,000	$252,604,000

LIABILITIES, AND OWNERS’ EQUITY
Mortgages payable	$224,552,000	$152,497,000
Mortgages payable, property held for sale	—	7,439,000
Notes payable due to related parties	201,000	90,000
Accounts payable and accrued liabilities	7,773,000	2,133,000
Accounts payable due to related parties	69,000	927,000
Identified intangible liabilities, net	868,000	—
Security deposits and prepaid rent	1,620,000	683,000

Total liabilities	235,085,000	163,769,000
Commitments and contingencies (Note 9)
Total owners’ equity	114,888,000	88,835,000

Total liabilities and owners’ equity	$344,973,000	$252,604,000

The accompanying notes are an integral part of these combined financial statements.

T REIT, INC. UNCONSOLIDATED PROPERTIES PORTFOLIO
COMBINED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2004, 2003 (Unaudited), and 2002 (Unaudited)

	Years Ended December 31,

	2004	2003	2002

		(Unaudited)	(Unaudited)
Revenues:
Rental income	$38,742,000	$22,962,000	$5,989,000

Expenses:
Rental	16,779,000	8,616,000	1,833,000
General and administrative	734,000	465,000	160,000
Depreciation and amortization	11,288,000	6,181,000	1,151,000

	28,801,000	15,262,000	3,144,000

Operating income	9,941,000	7,700,000	2,845,000
Other income (expense):
Interest expense (including amortization of deferred financing costs)	(11,674,000)	(5,679,000)	(1,942,000)
Interest income	78,000	25,000	9,000

Income (loss) before discontinued operations	(1,665,000)	2,046,000	912,000
Gain on sale of real estate investments	—	694,000	401,000
Income from discontinued operations	231,000	205,000	168,000

Net income (loss)	$(1,424,000)	$2,945,000	$1,481,000

The accompanying notes are an integral part of these combined financial statements.

T REIT, INC. UNCONSOLIDATED PROPERTIES PORTFOLIO
COMBINED STATEMENTS OF OWNERS’ EQUITY
For the Years Ended December 31, 2004, 2003 (Unaudited) and 2002 (Unaudited)

Balance — January 1, 2001 (unaudited)	$7,362,000
Capital contributions, net of offering costs	25,814,000
Distributions	(3,404,000)
Distributions of capital due to dispositions	(386,000)
Net income	1,481,000

BALANCE — December 31, 2002 (unaudited)	30,867,000
Capital contributions, net of offering costs	61,035,000
Distributions	(4,463,000)
Distributions of capital due to dispositions	(1,549,000)
Net income	2,945,000

BALANCE — December 31, 2003 (unaudited)	88,835,000
Capital contributions, net of offering costs	46,300,000
Distributions	(14,876,000)
Distributions of capital due to dispositions	(3,947,000)
Net loss	(1,424,000)

BALANCE — December 31, 2004	$144,888,000

The accompanying notes are an integral part of these combined financial statements.

T REIT, INC. UNCONSOLIDATED PROPERTIES PORTFOLIO
COMBINED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2004, 2003 (Unaudited), and 2002 (Unaudited)

	Years Ended December 31,

	2004	2003	2002

		(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(1,424,000)	$2,945,000	$1,481,000
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Gain on sale of operating property	—	(694,000)	(401,000)
Depreciation and amortization including amortization of deferred financing costs and amortization of below market leases — continuing and discontinued operations	12,258,000	6,332,000	1,062,000
Change in operating assets and liabilities:
Accounts receivable	(159,000)	(623,000)	59,000
Accounts receivable from related parties	185,000	(280,000)	(68,000)
Other assets	(1,233,000)	(1,966,000)	(244,000)
Accounts payable and accrued liabilities	4,735,000	1,013,000	1,276,000
Security deposits and prepaid rent	722,000	188,000	307,000

Net cash provided by operating activities	15,084,000	6,915,000	3,472,000

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of real estate operating properties	(44,534,000)	(51,130,000)	(25,318,000)
Restricted cash	1,417,000	(1,811,000)	(186,000)
Capital expenditures	(3,426,000)	(1,927,000)	(143,000)

Net cash used in investing activities	(46,543,000)	(54,868,000)	(25,647,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Contributions	46,300,000	61,035,000	25,814,000
Borrowings under notes payable	97,693,000	90,000	4,600,000
Principal payments on notes payable and credit facility	(98,196,000)	(2,432,000)	(2,939,000)
Distributions	(14,876,000)	(4,463,000)	(3,404,000)

Net cash provided by financing activities	30,921,000	54,230,000	24,071,000

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(538,000)	6,277,000	1,896,000
CASH AND CASH EQUIVALENTS — beginning of year	8,326,000	2,049,000	153,000

CASH AND CASH EQUIVALENTS — end of year	$7,788,000	$8,326,000	$2,049,000

The accompanying notes are an integral part of these combined financial statements.

T REIT, INC. UNCONSOLIDATED PROPERTIES PORTFOLIO
COMBINED STATEMENTS OF CASH FLOWS — SUPPLEMENTAL INFORMATION
For the Years Ended December 31, 2004, 2003 (Unaudited), and 2002 (Unaudited)

	Years Ended December 31,

	2004	2003	2002

		(Unaudited)	(Unaudited)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$10,305,000	$5,712,000	$2,027,000
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
INVESTING ACTIVITIES
Increase (decrease) in assets net of liabilities of acquisitions/dispositions	$(57,000)	$(673,000)	—
Increase in investment in operating properties due to the purchase of a property	$97,202,000	$165,848,000	$66,749,000
Increase in restricted cash	$7,841,000	—	—
Decrease in investment in operating properties due to the sale of a property	$11,117,000	$5,085,000	$5,572,000
Increase in other assets net of liabilities of acquisitions/dispositions	$12,338,000	$8,430,000	$719,000
FINANCING ACTIVITIES
Decrease in capital due to disposition of property	$3,947,000	$1,549,000	$386,000
Decrease in notes payable due to the sale of properties	$7,269,000	$4,230,000	$5,587,000
Increase in notes payable due to the purchase of a property	$72,500,000	$122,475,000	$42,150,000
The accompanying notes are an integral part of these combined financial statements.

T REIT, INC. UNCONSOLIDATED PROPERTIES PORTFOLIO
NOTES TO COMBINED FINANCIAL STATEMENTS
For the Years Ended December 31, 2004, 2003 (Unaudited) and 2002 (Unaudited)

1.	Organization and Description of Business
      T REIT Inc.’s unconsolidated properties portfolio consists of the following:

Date Acquired

NNN Emerald Plaza, LLC and Emerald Plaza Property	07/06/04
NNN Oakey Building, LLC and Oakey Building Property	04/02/04
NNN Enclave Parkway, LLC and Enclave Parkway Property	12/22/03
NNN Congress Center, LLC and Congress Center Property	01/09/03
Titan Building & Plaza Property	04/17/02
NNN Pacific Corporate Park, LLC and Pacific Corporate Park Property	03/25/02
City Center West “A” Property	03/15/02
County Center Drive Property	09/28/02
Saddleback Financial Center (Sold 12/27/04)	09/25/02
Reno Trademark Property	09/04/01
      We are externally managed by Triple Net Properties, LLC, or our Manager, pursuant to the terms of an operating agreement, or the Operating Agreement. Triple Net Properties Realty, Inc., or Realty, an affiliate of our Manager, which was solely owned through December 31, 2004, by Anthony W. Thompson, our Manager’s chief executive officer and chairman, (effective January 1, 2005, Mr. Thompson owns 88% of Realty) and the chairman of the board of directors of T REIT, Inc., serves as our property manager pursuant to the terms of the Operating Agreement and a property management agreement, or the Management Agreement.
      The use of the words “we”, “us” or “ours” refers to T REIT, Inc. Unconsolidated Properties Portfolio, or the Combined Consolidated Portfolio.
      The combined financial statements include the following entities:

Emerald Plaza — San Diego, California
      NNN Emerald Plaza, LLC, a Delaware limited liability company, was formed for the purpose of acquiring a tenant-in-common, or TIC, interest in the Emerald Plaza Property, an office building located in San Diego, California, in accordance with the Emerald Plaza Private Placement Memorandum dated May 7, 2004. Emerald Plaza, which was acquired on July 6, 2004, is a Class A office tower of 355,000 square foot of gross leaseable area, or GLA. The purchase price was $100,940,000. The seller of the property paid a sales commission to Realty of $2,940,000, or 2.9% of the purchase price, of which 75% was passed through to our Manager pursuant to an agreement between our Manager and Realty, or the Realty-Triple Net Agreement.
      As of December 31, 2004, Emerald Plaza is owned by the following interest holders as TICs:

Tenants-in-Common

AWT Family LP, a limited partnership wholly owned by Anthony W. Thompson	1.9%
NNN Emerald Plaza, LLC	20.5%
Unaffiliated third parties	77.6% (combined)

T REIT, INC. UNCONSOLIDATED PROPERTIES PORTFOLIO
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      As of December 31, 2004, NNN Emerald Plaza, LLC which owns an aggregate 20.5% interest in Emerald Plaza, is owned by the following members, with the proportionate membership interest and interest in Emerald Plaza listed next to each:

	Membership Interest in	Interest in Emerald Plaza
Members	NNN Emerald Plaza, LLC	Property

NNN 2003 Value Fund, LLC	22.2%	4.6%
T REIT, LP	13.2%	2.7%
Affiliated Members	0.4%	.1%
Unaffiliated Members	64.2%	13.2%
      The LLC members include NNN 2003 Value Fund, LLC, an affiliated party who is also managed by our Manager, and affiliated members including certain of our Manager’s executives.

Oakey Building — Las Vegas, Nevada
      NNN Oakey Building, LLC, was a Delaware limited liability company, was formed for the purpose of acquiring the Oakey Building Property, an office building located in Las Vegas, Nevada, in accordance with the Oakey Building Private Placement Memorandum dated March 25, 2004. The Oakey Building Property, which was acquired on April 2, 2004, is a Class A office building with 104,000 square feet of GLA. The purchase price was $8,137,000. The seller of the property paid a sales commission to Realty of $237,000, or 2.9% of the purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.
      As of December 31, 2004, Oakey Building is owned by the following:

NNN Oakey Building, LLC	100.0%
      As of December 31, 2004, NNN Oakey Building, LLC, which owns 100.0% interest in the Oakey Building property, is owned by the following members, with the proportionate membership interest and interest in the Oakey Building property listed next to each:

	Membership Interest in	Interest in Oakey Building
Members	NNN Oakey Building, LLC	Property

NNN 2003 Value Fund, LLC	75.4%	75.4%
T REIT Oakey, LP	9.8%	9.8%
Unaffiliated members	14.8%	14.8%

Enclave Parkway — Houston, Texas
      NNN Enclave Parkway, LLC, a Delaware limited liability company, was formed for the purpose of acquiring a TIC in the Enclave Parkway Property, an office building located in Houston, Texas, in accordance with the Enclave Parkway Private Placement Memorandum dated October 15, 2003. The Enclave Parkway Property, which was acquired on December 22, 2003, is a Class A office building with 207,000 square feet of GLA. The purchase price was $34,500,000. The seller of the property paid a sales commission to Realty of $1,000,000, or 2.9% of the purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.
      As of December 31, 2004, Enclave Parkway is owned by the following interest holders as TICs:

Tenants-in-Common	Interest Held

NNN Enclave Parkway, LLC	7.0%
Unaffiliated third parties	93.0%

T REIT, INC. UNCONSOLIDATED PROPERTIES PORTFOLIO
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      As of December 31, 2004, NNN Enclave Parkway, LLC, which owns an aggregate 7.0% interest in the Enclave Parkway property, is owned by the following members, with the proportionate membership interest and interest in the Enclave Parkway property listed next to each:

	Membership Interest in	Interest in Enclave Parkway
Members	NNN Enclave Parkway, LLC	Property

T REIT, LP	46.5%	3.3%
Unaffiliated members	53.5%	3.7%

Congress Center — Chicago, Illinois
      NNN Congress Center, LLC, a Delaware limited liability company, was formed for the purpose of acquiring a TIC in the Congress Center Property, an office building located in Chicago, Illinois, in accordance with the Congress Center Private Placement Memorandum dated October 15, 2002. The Congress Center Property, which was acquired on January 9, 2003, is a 16-story Class A office building with 525,000 square feet of GLA. The purchase price was $136,108,000. The seller of the property paid a sales commission to Realty of $2,000,000, or 1.5% of the purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.
      As of December 31, 2004, Congress Center is owned by the following interest holders as TICs:

Tenants-in-Common	Interest Held

G REIT Inc.	30.0%
NNN Congress Center, LLC	28.9%
Unaffiliated third parties	41.1%
      As of December 31, 2004, NNN Congress Center, LLC, which owns an aggregate 28.9% interest in the Congress Center property, is owned by the following members, with the proportionate membership interest and interest in the Congress Center property listed next to each:

	Membership Interest in	Interest in Congress Center
Members	NNN Congress Center, LLC	Property

NNN 2002 Value Fund, LLC	42.5%	12.3%
T REIT, LP	35.5%	10.3%
Unaffiliated members	22.0%	6.3%

Titan Building & Plaza — San Antonio, Texas
      T REIT Titan Building & Plaza, LLC, a Delaware limited liability company, was formed for the purpose of acquiring a TIC interest in the Titan Building & Plaza Property, an office building located in San Antonio, Texas, in accordance with the Titan Building Plaza Private Placement Memorandum dated February 18, 2002. The Titan Building & Plaza Property, which was acquired on April 17, 2002, is an office building with 106,000 square feet of GLA. The purchase price was $9,167,000. The seller of the property paid a sales commission to Realty of $250,000, or 2.7% of the purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.
      As of December 31, 2004, Titan Building & Plaza is owned by the following interest holders as TICs:

Tenants-in-Common	Interest Held

T REIT Titan Building & Plaza, LLC	48.5%
Unaffiliated third parties	51.5%

T REIT, INC. UNCONSOLIDATED PROPERTIES PORTFOLIO
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Pacific Corporate Park — Lake Forest, CA
      NNN Pacific Corporate Park, LLC, a Delaware limited liability company, was formed for the purpose of acquiring a TIC in the Pacific Corporate Park Property, an office park located in Lake Forest, California, in accordance with the Pacific Corporate Park Private Placement Memorandum dated March 11, 2002. The Pacific Corporate Park Property, which was acquired on March 25, 2002, consists of six, two story suburban office buildings with 89,000 square feet of GLA. The purchase price was $23,728,000. The seller of the property paid a sales commission to Realty of $580,000, or 2.4% of the purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.
      As of December 31, 2004, Pacific Corporate Park is owned by the following interest holders as TICs:

Tenants-in-Common	Interest Held

NNN Pacific Corporate Park, LLC	60.0%
NNN 2001 Value Fund LLC	40.0%
      As of December 31, 2004, NNN Pacific Corporate Park, LLC, which owns an aggregate 60.0% interest in the Pacific Corporate Park property, is owned by the following members, with the proportionate membership interest and interest in the Pacific Corporate Park property listed next to each:

	Membership Interest in
	NNN Pacific Corporate Park,	Interest in Pacific Corporate
Members	LLC	Property

T REIT, LP	37.9%	22.8%
Unaffiliated members (combined)	62.1%	37.2%

City Center West “A” Building — Las Vegas, Nevada
      T REIT City Center West “A”, LLC, a Delaware limited liability company, was formed for the purpose of acquiring a TIC in the City Center West “A” Property, an office building located in Las Vegas, Nevada, in accordance with the City Center West “A” Private Placement Memorandum dated February 12, 2002. The City Center West “A” Property, which was acquired on March 15, 2002, is an office building with 106,000 square feet of GLA. The purchase price was $21,670,000. The seller of the property paid a sales commission to Realty of $420,000, or 1.9% of the purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.
      As of December 31, 2004, City Center West “A” is owned by the following interest holders as TICs:

Tenants-in-Common	Interest Held

T REIT, LP	89.1%
Unaffiliated third parties	10.9%

County Center Drive — Temecula, California
      NNN County Center Drive, LLC, a Delaware limited liability company, was formed for the purpose of acquiring a TIC in the County Center Drive Property, an office building located in Temecula, California, in accordance with the County Center Drive Private Placement Memorandum dated September 18, 2001. The County Center Drive Property, which was acquired on January 11, 2002, is a single story building, with a mezzanine containing a total of 78,000 square feet of GLA and a one tenant unit on a site of 5.65 acres. The purchase price was $5,395,000. The seller of the property paid a sales commission to Realty of $150,000, or 2.8% of the purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.

T REIT, INC. UNCONSOLIDATED PROPERTIES PORTFOLIO
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      As of December 31, 2004, County Center Drive is owned by the following interest holders as TICs:

Tenants-in-Common	Interest Held

T REIT, LP	16.0%
Affiliated Tenants in Common	1.4%
NNN County Center Drive, LLC	1.0%
Unaffiliated third parties	81.6%

Saddleback Financial Center — Laguna Hills, California
      T REIT Saddleback Financial, LP, a Delaware limited liability company, was formed for the purpose of acquiring a TIC interest in the Saddleback Financial Center property, an office building located in Laguna Hills, California, in accordance with the Saddleback Financial Private Placement Memorandum dated August 30, 2002. The Saddleback Financial Center property, which was acquired on September 25, 2002, is a four-story suburban office building with 73,000 square feet of GLA. The purchase price was $11,073,000. The seller of the property paid a sales commission to Realty of $323,000, or 2.9% of the purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.
      As of December 31, 2003, (the property was sold on December 27, 2004) Saddleback Financial Center property was owned by the following interest holders as TICs:

Tenants-in-Common	Interest Held

T REIT Saddleback Financial, LP	25.0%
NNN Saddleback Financial, LLC	1.3%
Unaffiliated members (combined)	73.7%

Reno Trademark Building — Reno, Nevada
      T REIT Reno Trademark, LLC, a Delaware limited liability company, was formed for the purpose of acquiring a TIC interest in the Reno Trademark Property, an industrial building located in Reno, Nevada, in accordance with the Reno Trademark Building Private Placement Memorandum dated May 30, 2001. The Reno Trademark Property, which was acquired on September 4, 2001, is an industrial building with 72,000 square feet of GLA. The purchase price was $7,296,000. The seller of the property paid a sales commission to Realty of $305,000, or 4.2% of the purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.
      As of December 31, 2004, Reno Trademark is owned by the following interest holders as TICs:

Tenants-in-Common	Interest Held

T REIT, LP	40.0%
Unaffiliated third parties	60.0%

2.	Summary of Significant Accounting Policies
      The summary of significant accounting policies presented below is designed to assist in understanding our combined financial statements. Such financial statements and accompanying notes are the representations of the Unconsolidated Properties Portfolio Management, which responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, or GAAP, in all material respects, and have been consistently applied in preparing the accompanying combined financial statements.

T REIT, INC. UNCONSOLIDATED PROPERTIES PORTFOLIO
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Principles of Combination
      The accompanying combined financial statements include the accounts of the Unconsolidated Properties Portfolio. We are reporting combined financial statements due to the common management for the entities and properties included in the Combined Unconsolidated Portfolio. All significant intercompany balances and transactions have been eliminated in combination.

Real Estate Investments

Operating Properties
      The operating properties are carried at the lower of historical cost less accumulated depreciation or estimated fair value. The cost of the operating properties include the cost of land and completed building and related improvements. Expenditures that increase the service life of the properties are capitalized; the cost of maintenance and repairs is charged to expense as incurred. The cost of building and improvements are depreciated on a straight-line basis over the estimated useful lives of the building and improvements, ranging primarily from 15 to 39 years for the building and the shorter of the lease term or useful life, ranging from one to 10 years for tenant improvements. When depreciable property is retired or disposed of, the related costs and accumulated depreciation are removed from the accounts and any gain or loss reflected in operations.
      An operating property is evaluated for potential impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Impairment losses are recorded on long-lived assets used in operations. Impairment losses are recorded on an operating property when indicators of impairment are present and the carrying amount of the asset is greater than the sum of the future undiscounted cash flows expected to be generated by that asset. We would recognize an impairment loss to the extent the carrying amount exceeded the fair value of the property. We recorded no impairment losses for the years ended December 31, 2004, 2003 (unaudited) and 2002 (unaudited).

Property Held for Sale
      In accordance with SFAS 144, Accounting for Impairment or Disposal of Long-Lived Assets, at such time as a property is held for sale, such property is carried at the lower of (i) its carrying amount or (ii) fair value less costs to sell. In addition, a property being held for sale ceases to be depreciated. We classify operating properties as property held for sale in the period in which all of the following criteria are met:

•	management, having the authority to approve the action, commits to a plan to sell the asset;

•	the asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets;

•	an active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated;

•	the sale of the asset is probable and the transfer of the asset is expected to qualify for recognition as a completed sale within one year;

•	the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and

•	given the actions required to complete the plan, it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

T REIT, INC. UNCONSOLIDATED PROPERTIES PORTFOLIO
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Cash and Cash Equivalents
      Certificates of deposit and short-term investments with remaining maturities of three months or less when acquired are considered cash equivalents.

Restricted Cash
      Restricted cash is comprised of impound reserves accounts for property taxes, insurance, and tenant improvements.

Purchase Price Allocation
      In accordance with Statement of Financial Accounting Standard, or SFAS, No. 141, Business Combinations, we, allocate the purchase price of acquired properties to tangible and identified intangible assets based on their respective fair values. The allocation to tangible assets (building and land) is based upon our determination of the value of the property as if it were vacant using discounted cash flow models similar to those used by independent appraisers. Factors considered by us include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. Additionally, the purchase price of the applicable property is allocated to the above or below market value of in-place leases and the value of in-place leases and related tenant relationships.
      The value allocable to the above or below market component of the acquired in-place leases is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between (i) the contractual amounts to be paid pursuant to the lease over its remaining term, and (ii) management’s estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above market leases are included in the intangible in-place lease asset and below market lease values are included in intangible lease liability in the accompanying condensed combined financial statements and are amortized to rental income over the weighted-average remaining term of the acquired leases with each property.
      The total amount of other intangible assets acquired is further allocated to in-place lease costs and the value of tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics considered by our Manager in allocating these values include the nature and extent of the credit quality and expectations of lease renewals, among other factors.
      These allocations are subject to change based on continuing valuation analysis, or other evidence, until the allocations are finalized or the stipulated time of one year from the date of acquisition.

Allowance for Uncollectible Accounts
      Tenant receivables and unbilled deferred rent receivables are carried net of the allowances for uncollectible current tenant receivables and unbilled deferred rent. Our determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, individual tenant receivables considering the tenant’s financial condition, security deposits, letters of credit, lease guarantees and current economic conditions and other relevant factors. Our Manager established an allowance for uncollectible accounts at December 31, 2004 and 2003, of $520,000 and $165,000 (unaudited), respectively, to reduce receivables to its estimate of the amount recoverable.

Concentration of Credit Risk
      Financial instruments that potentially subject us to a concentration of credit risk are primarily cash and accounts receivable from tenants. Cash is generally placed in money market accounts and the amount

T REIT, INC. UNCONSOLIDATED PROPERTIES PORTFOLIO
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
of credit exposure to any one party is limited. We have cash in financial institutions which are insured by the Federal Deposit Insurance Corporation, or FDIC, up to $100,000 per institution. At December 31, 2004 and 2003, we had cash accounts in excess of FDIC insured limits. Concentration of credit risk with respect to accounts receivable from tenants is limited. We perform credit evaluations of prospective tenants and security deposits are obtained.
      As of December 31, 2004, we have investments in nine properties located in the states of California, Nevada, Texas and Illinois. Accordingly, we have a geographic concentration of risk subject to fluctuations in the economies of any or all these States.
      As of December 31, 2004, none of our tenants accounted for 10% or more of our aggregate annual rental income.
      As of December 31, 2003 (unaudited), one of our tenants accounted for 10% or more of our aggregate annual rental income.

		Percentage of
	2003 Annual	2003 Annual		Square	Lease
Tenant	Base Rent(*)	Base Rent	Property	Footage	Expiration Date

GSA/ Social Security	$3,167,000	14.7%	Congress Center	76,000	April 2012

(*)	Annualized rental income based on contractual base rent sent forth in leases in effect at December 31, 2003.
      As of December 31, 2002, none of our tenants accounted for 10% or more of our aggregate annual rental income.

Fair Value of Financial Instruments
      The SFAS No. 107, Disclosures About Fair Value of Financial Instruments, whether or not recognized on the face of the balance sheet, for which it is practical to estimate that value. SFAS 107 defines fair value as the quoted market prices for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. The fair value estimates are made at the end of each year based on available market information and judgments about the financial instrument, such as estimates of timing and amount of expected future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time our entire holdings of a particular financial instrument, nor do they consider that tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument.
      Our combined balance sheets include the following financial instruments: cash and cash equivalents, tenant rent and other receivables, accounts payable and accrued expenses and mortgages payable. We consider the carrying values of cash and cash equivalents, tenant rent and other receivables and accounts payable and accrued expenses to approximate fair value for these financial instruments because of the short period of time between origination of the instruments and their expected realization. The fair value of payable to and receivable from related parties is not determinable due to its related party nature. Based on borrowing rates available to us at December 31, 2004 and 2003 (unaudited) for mortgages payable with similar terms and maturities, the fair value of the mortgages payable, including mortgages secured by property held for sale, was $245,950,000 and $180,200,000 (unaudited), respectively, compared to the carrying value of $224,552,000 and $159,936 (unaudited), respectively.

T REIT, INC. UNCONSOLIDATED PROPERTIES PORTFOLIO
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Derivative financial instruments
      We are exposed to the effect of interest rate changes in the normal course of business. We mitigate these risks by following established risk management policies and procedures which include the periodic use of derivatives. Our primary strategy in entering into derivative contracts is to minimize the volatility that changes in interest rates could have on its future cash flows. We employ derivative instruments that are designated as cash flow hedges, including interest rate swaps and caps, to effectively convert a portion of our variable-rate debt to fixed-rate debt. We do not enter into derivative instruments for speculative purposes.
      Derivatives are recognized as either assets or liabilities in the balance sheet and measured at fair value in accordance with SFAS N. 133, Derivative Instruments and Hedging Activities. Changes in fair value are included as a component of interest expense in the statement of operations in the period of change.

Revenue Recognition
      In accordance with SFAS No. 13, “Accounting for Leases,” minimum annual rental revenue is recognized on a straight-line basis over the term of the related lease (including rent holidays). Tenant reimbursement revenue, which is comprised of additional amounts recoverable from tenants for common area maintenance expenses and certain other recoverable expenses is recognized as revenue in the period in which the related expenses are incurred.

Other Assets
      Other assets consist primarily of in-place leases and tenant relationships, above market leases, leasing commissions, deferred rent receivables, deferred financing costs and prepaid expenses. Deferred financing costs are amortized over the term of the respective loan using a method that approximate the effective interest method. Amortization of deferred financing costs is included in interest expense.

Income Taxes
      We are a pass-through entity for income tax purposes and taxable income is reported by our owners on their individual tax returns. Accordingly, no provision has been made for income taxes in the accompanying consolidated statements of operations except for insignificant amounts related to state franchise and income taxes.

Use of Estimates
      The preparation of our financial statements in conformity with GAAP requires our Manager to make estimates and assumptions that affect the reported amounts of the assets and liabilities as of December 31, 2004 and 2003, and the revenues and expenses for each of the years in the three year periods ended December 31, 2004. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements
      In December 2003, FASB revised FIN 46, Consolidation of Variable Interest Entities, issued in January 2003, an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements (FIN 46R). FIN 46R requires that variable interest entities be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. FIN 46R also requires disclosures about variable interest entities that companies are not required to consolidate but in which a company has a significant variable interest. The consolidation requirements of FIN 46R apply immediately to variable

T REIT, INC. UNCONSOLIDATED PROPERTIES PORTFOLIO
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
interest entities created after December 31, 2003. The consolidation requirements will apply to entities established prior to December 31, 2003, in the first fiscal year or in the interim period beginning after December 15, 2004. We do not believe the adoption of such interpretation will have a material impact on our results of operations or financial condition.

3.	Real Estate Investments
      Our combined operating properties consist of the following at December 31, 2004 and 2003:

	December 31,

	2004	2003

		(Unaudited)
Buildings and tenant improvements	$294,854,000	$203,456,000
Land	30,846,000	21,433,000

	325,700,000	224,889,000
Less: accumulated depreciation	14,305,000	6,248,000

	$311,395,000	$218,641,000

      Depreciation expense on the buildings and tenant improvements was $8,257,000, $6,070,000 (unaudited) and $910,000 (unaudited) for the years ended December 31, 2004, 2003 and 2002, respectively.

2004 Acquisitions

				Borrowing
		Purchase		Incurred at	Square	Commission
Property	Location	Date	Purchase Price	Acquisition(*)	Feet	to Realty

Oakey Building	Las Vegas, NV	04/02/04	$8,137,000	$4,000,000	104,000	$237,000
Emerald Plaza	San Diego, CA	07/26/04	100,940,000	68,500,000	354,525	2,940,000

Totals			$109,077,000	$72,500,000	458,525	$3,177,000

(*)	Represents the amount of the mortgage loan assumed by us upon the closing of the acquisition by us or newly placed on the property at closing.

2003 Acquisitions (unaudited)

				Borrowing
		Purchase		Incurred at	Square	Commission
Property	Location	Date	Purchase Price	Acquisition(*)	Feet	to Realty

Congress Center	Chicago, IL	01/09/03	$136,108,000	$96,989,000	525,000	$2,000,000
Enclave Parkway	Houston, TX	12/22/03	34,500,000	23,600,000	207,000	1,000,000

Totals			$170,608,000	$120,589,000	732,000	$3,000,000

(*)	Represents the amount of the mortgage loan assumed by us upon the closing of the acquisition by us or newly placed on the property at closing.

2004 Dispositions
      On December 27, 2004, the Saddleback Financial Center property, in Laguna Hills, California was sold to an unaffiliated third party for a sales price of $15,450,000. In connection with that sale, the

T REIT, INC. UNCONSOLIDATED PROPERTIES PORTFOLIO
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
property repaid a mortgage note payable secured by the property with an outstanding balance of $7,269,000. The sale resulted in a gain of $3,109,000. A property disposition fee was paid to Realty of $575,000 or 3.7% of the sales price, and sales commissions were paid to unaffiliated brokers of $221,000 or 1.4% of the sales price.

2003 Dispositions (unaudited)
      On January 28, 2003, one of the Pacific Corporate Park buildings, 25361 Commercenter Drive, in Lake Forest, California was sold to an unaffiliated third party for a sales price of $6,000,000. In connection with that sale, the property repaid a mortgage note payable secured by the property with an outstanding balance of $4,230,000. The sale resulted in a gain of $1,157,000, of which $694,000 was recorded on NNN Pacific Corporate Park, LLC. No property disposition fees were paid to Realty. Sales commissions paid to unaffiliated brokers were $186,000 or 3.1% of the sales price.

2002 Dispositions (unaudited)
      On December 12, 2002, one of the Pacific Corporate Park buildings, 25341 Commercenter Drive, in Lake Forest, California was sold to an unaffiliated third party for a sales price of $3,250,000. In connection with that sale, the property repaid a mortgage note payable secured by the property with an outstanding balance of $2,886,000. No property disposition fees were paid to Realty. Sales commissions paid to unaffiliated brokers were $146,000 or 4.5% of the sales price.
      On October 10, 2002, one of the Pacific Corporate Park buildings, 25381 Commercenter Drive, in Lake Forest, California was sold to an unaffiliated third party for a sales price of $3,325,000. In connection with that sale, the property repaid a mortgage note payable secured by the property with an outstanding balance of $2,700,000. No property disposition fees were paid to Realty. Sales commissions paid to unaffiliated brokers were $133,000 or 4.0% of the sales price.
      The sale of these two properties in 2002 resulted in gains of $668,000, of which $401,000 was recorded on NNN Pacific Corporate Park, LLC.

4.	Restricted Cash
      Restricted cash is comprised of impound reserve accounts for property taxes, insurance and tenant improvements. As of December 31, 2004 and 2003, we had restricted cash of $8,712,000 and $2,288,000, respectively.

T REIT, INC. UNCONSOLIDATED PROPERTIES PORTFOLIO
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

5.	Other Assets
      Other assets consist of the following at December 31:

	2004	2003

		(Unaudited)
In-place leases and tenant relationships, net of accumulated amortization of $3,122,000 and $177,000 (unaudited) at December 31, 2004 and 2003, respectively (with a weighted-average life of 42 and 66 months for in- place leases and tenant relationships, respectively)	$9,249,000	$1,522,000
Above market leases, net of accumulated amortization of $1,694,000 and $474,000 (unaudited) at December 31, 2004 and 2003, respectively with a weighted-average life of 84 months	3,837,000	3,906,000
Deferred rent receivable	5,056,000	3,539,000
Lease commissions, net of accumulated amortization of $177,000 and $77,000 (unaudited) at December 31, 2004 and 2003, respectively	847,000	610,000
Deferred financing costs, net of accumulated amortization of $1,876,000 and $681,000 (unaudited) at December 31, 2004 and 2003, respectively	1,813,000	881,000
Prepaid expenses	114,000	209,000
Other assets	15,000	—

Total other assets	$20,931,000	$10,667,000

      Amortization expense recorded on in-place leases, tenant relationships and above market leases, for each of the years ended December 31, 2004, 2003 and 2002 was $4,404,000, $652,000 (unaudited) and $151,000 (unaudited), respectively.
      Estimated amortization expense of in-place leases, above market leases and tenant relationships as of December 31, 2004 for each of the five succeeding years is as follows:

Year	Amount

2005	$3,901,000
2006	$2,095,000
2007	$1,707,000
2008	$1,637,000
2009	$1,523,000

T REIT, INC. UNCONSOLIDATED PROPERTIES PORTFOLIO
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

6.	Mortgages Payable
      Mortgages payable consisted of the following at December 31:

	December 31,

	2004	2003

		(Unaudited)
Saddleback Financial:
Note payable to a bank, secured by a deed of trust, interest at the Wall Street Journal Prime Rate plus 0.5% per annum, with a floor of 5.25% per annum. Principal payments of $14,100 required each month plus interest. At December 31, 2003 the interest rate was 5.25% per annum. The property was sold on December 27, 2004(a)	$—	$7,439,000
Reno Trademark:
Note payable to a bank, secured by a first deed of trust, interest at a fixed interest rate of 6.35% per annum. Monthly principal and interest payments of $28,623 are required until the note matures on January 1, 2013	4,504,000	4,555,000
City Center West A:
Note payable to life insurance company, secured by a first deed of trust, interest at a fixed interest rate of 6.50% per annum. Monthly principal and interest payments of $85,223 are required until the note matures in April of 2007	12,484,000	12,688,000
Titan Building:
Note payable to a bank, secured by a first deed of trust, interest at 30-day LIBOR plus 3.25% per annum with a floor rate of 5.00% per annum. Monthly principal payments of $6,640 plus interest. At December 31, 2004 and 2003 the interest rate was 5.66% and 5.0% per annum, respectively. The loan matures in May of 2005.	5,795,000	5,874,000
Emerald Plaza:
Note payable to a bank, secured by a first deed of trust, interest at 30-day LIBOR plus 2.45% per annum with payments of interest only through the maturity date. At December 31, 2004 the interest rate was 4.55% per annum and the loan matures in June of 2007	68,504,000	—
Congress Center:
Note payable to a mortgage company, secured by a deed of trust, interest at a fixed interest rate of 5.635% per annum. Interest only payments are payable monthly, with the principal due on October 1, 2014	80,000,000	—
Note payable to a mortgage company, secured by a second deed of trust, interest at a fixed interest rate of 5.635% per annum. Interest only payments are payable monthly, with the principal due on October 1, 2014	15,000,000	—
Note payable to a mortgage company, secured by a third deed of trust, interest at a fixed interest rate of 7.0% per annum. Interest only payments are payable monthly until October 1, 2006 at which time principal and interest is due monthly on a 30-year amortization	2,500,000	—

T REIT, INC. UNCONSOLIDATED PROPERTIES PORTFOLIO
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	December 31,

	2004	2003

		(Unaudited)
Note payable to a mortgage company, secured by a deed of trust, interest at the 30-day LIBOR rate plus 175 basis points. Interest only payments are payable monthly, the note was repaid in 2004	—	81,989,000
Mezzanine note payable to a mortgage company, interest at the 30-day LIBOR plus 675 basis points. Interest only payments are payable monthly, the note was repaid in 2004	—	15,000,000
Enclave Parkway:
Note payable to a bank, secured by a first deed of trust, interest at a fixed rate of 5.60% per annum. Loan is amortized at a fixed monthly principal and interest payment of $135,483 and matures January 1, 2009	23,310,000	23,600,000
Pacific Corporate Park:
Note payable to a bank, secured by a first deed of trust, interest only with a variable interest rate at one of the following options:
(1) The higher of either the Prime Rate plus 2.25% per annum or the Federal Funds Rate plus 3.25% per annum or (2) LIBOR plus 3.25% per annum. The borrower has the option to change the interest rate option periodically as well as the option to choose either 30, 60 or 90-day LIBOR as the base rate. At December 31, 2004 and 2003 the interest rate was 5.66% and 4.39% (unaudited) per annum, respectively and the loan matures in September 2005. The loan was paid in full in March 2005	5,474,000	5,474,000
County Center Drive:
Note payable to a bank, secured by a first deed of trust, interest at a fixed rate of 8.00% per annum. Monthly principal and interest payment of $27,036 required until the loan matures on October 1, 2011	2,980,000	3,059,000
Oakey Building:
Note payable to a private party, secured by a first deed of trust, interest at a fixed rate of 10.00% per annum. Initial maturity date of the loan was April 1, 2005. In March of 2005, the loan was extended until October 1, 2005, with monthly interest only payments, at a fixed rate of 8.00% per annum	4,000,000	—

	$224,552,000	$159,678,000
Less: notes payable secured by property held for sale(a)	—	7,439,000

	$224,552,000	$152,497,000

T REIT, INC. UNCONSOLIDATED PROPERTIES PORTFOLIO
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      The principal payments due on mortgages payable for each of the next five years ending December 31 and thereafter are summarized as follows:

Year	Amount

2005	$18,831,000
2006	620,000
2007	80,945,000
2008	429,000
2009	22,037,000
Thereafter	101,690,000

$224,552,000

      At December 31, 2004 and 2003, the fair estimated value of our debt approximates $245,950,000 and $180,200,000 (unaudited), respectively.

7.	Future Minimum Rent

Rental Income
      We have operating leases with tenants that expire at various dates through 2017 and are either subject to scheduled fixed increases or adjustments based on the Consumer Price Index. Generally, the leases grant tenants renewal options. Leases also provide for additional rents based on certain operating expenses. Future minimum rent contractually due under operating leases, excluding tenant reimbursements of certain costs, as of December 31, 2004, are summarized as follows:

Year Ending	Amount

2005	$31,025,000
2006	23,983,000
2007	19,206,000
2008	17,915,000
2009	15,633,000
Thereafter	41,813,000

Total	$149,575,000

      A certain amount of our rental income is from tenants with leases which are subject to contingent rent provisions. These contingent rents are subject to the tenant achieving periodic revenues in excess of specified levels. For the years ended December 31, 2004, 2003 and 2002, the amount of contingent rent earned by us was not significant.

8.	Related Party Transactions

Property management fees
      We pay Realty property management fees of up to 6% of the gross income of each property managed by Realty. All of our properties are managed by Realty. We paid Realty $2,121,000, $1,078,000 (unaudited) and $375,000 (unaudited) for services provided during the years ended December 31, 2004, 2003 and 2002, respectively. 100% of the property management fee was passed through to our Manager pursuant to the Realty-Triple Net Agreement.

T REIT, INC. UNCONSOLIDATED PROPERTIES PORTFOLIO
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Real estate commissions
      Realty earns sales commissions from acquisitions and dispositions of our properties. For the year ended December 31, 2004, we paid sales commissions to Realty of $575,000. For the year ended December 31, 2003, there were no sales commissions were paid to Realty. For the years ended December 31, 2004, and 2003, unaffiliated sellers paid sales commissions to Realty of $3,177,000 and $3,000,000 (unaudited), respectively, related to properties purchased by us, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.

Accounts receivable from related parties
      Related party accounts receivable/payable consists primarily of amounts due from/to us for operating expenses incurred by us and paid by our Manager.

Debt due to related parties
      We may obtain secured or unsecured debt financing through one or more third parties, including Cunningham Lending Group, LLC, or Cunningham, an entity wholly owned by Anthony Thompson, our Manager, and 2004 Notes Program LLC, or 2004 Notes Program, a subsidiary of our Manager. As of December 31, 2004, the following notes were outstanding:

2004 Notes Program
      The 2004 Notes Program has made loans from time to time to certain of our properties. Terms of the 2004 Notes Program provide for interest payments at 11.0% per annum. In addition to interest, the 2004 Notes Program is entitled to the greater of a 1% prepayment penalty or 20.0% of the profits upon sale of the property prorated for the amount of time the loan was outstanding. As of December 31, 2004, loans from the 2004 Notes Program to Congress Center, which has been repaid, and County Center Drive, which had an outstanding balance of $16,000 consisting of $14,000 in principal and $2,000 in interest, may result in additional amounts due to the 2004 Notes Program upon the sale of these properties, depending on profits, if any, upon sale. We cannot reasonably estimate the additional amounts due, if any, to the 2004 Notes Program if and when the Congress Center and County Center Drive properties are sold.

Cunningham Lending
      We may obtain secured or unsecured debt financing through one or more third parties, including Cunningham Lending Group, LLC, or Cunningham, an entity wholly owned by Anthony Thompson, our Advisor, and NNN 2004 Notes Program, LLC, or, 2004 Notes Program, a subsidiary of our Advisor. As of December 31, 2004, the following notes were outstanding:
      Pacific Corporate Park had $81,000 outstanding due to Cunningham at an interest rate of 12.0% per annum and is due one year from the origination. On February 3, 2005, February 11, 2005, March 18, 2005, March 21, 2005, and April 8, 2005 Pacific Corporate Park issued promissory notes to Cunningham in the amounts of $130,000, $263,000, $20,000, $731,000 and $80,000, respectively. These notes bear interest at 12.0% per annum and have a one year maturity date.

Triple Net Properties
      At December 31, 2004, County Center Drive has $121,000, consisting of $109,000 in principal and $11,000 in interest, outstanding due to our Manager. This note bears interest at 12.0% per annum and is due upon demand.

T REIT, INC. UNCONSOLIDATED PROPERTIES PORTFOLIO
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

9.	Commitments and Contingencies

SEC Investigation
      On September 16, 2004, our Manager advised us that it learned that the SEC is conducting an investigation referred to as “In the matter of Triple Net Properties, LLC.” The SEC has requested information from our Manager relating to disclosure in securities offerings (including offerings by GREIT, Inc., T REIT, Inc. and A REIT, Inc.) and the exemption from the registration requirements of the Securities Act for the private offerings in which our Manager and its affiliated entities were involved and exemptions from the registration requirements of the Exchange Act for several entities. The SEC has requested financial and other information regarding these entities as well as the limited liability companies advised by our Manager, including us. Our Manager has advised us that it intends to cooperate fully with the SEC’s investigation.

Litigation
      To the best of our knowledge there are no material pending legal proceedings, other than routine litigation incidental to the business, to which we are a party or of which any of our properties are subject.

Environmental Matters
      We follow the policy of monitoring our properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist, we are not currently aware of any environmental liability with respect to our properties that would have a material effect on our financial condition, results of operations and cash flows. Further, we are not aware of any environmental liability or any unasserted claim or assessment with respect to an environmental liability that we believe would require additional disclosure or the recording of a loss contingency.

Other
      Our other commitments and contingencies include the usual obligations of a real estate company in the normal course of business. In the opinion of management, these matters are not expected to have a material adverse effect on our financial position and/or results of operations.

10.	Discontinued Operations — Property Held for Sale
      There were no properties held for sale at December 31, 2004.
      On December 27, 2004, the Saddleback Financial Center property, in Laguna Hills, California, was sold to an unaffiliated third party for a sales price of $15,450,000. In connection with that sale, the property repaid a mortgage note payable secured by the property with an outstanding balance of $7,269,000. The sale resulted in a gain to the owners of $3,109,000. The owners paid a property disposition fee to Realty of $575,000, or 3.0% of the sales price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement, and sales commissions to unaffiliated brokers of $221,000, or 1.5% of the net sales price.
      In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the net income and the net gain on dispositions of operating properties sold subsequent to December 31, 2001 or classified as held for sale are reflected in the combined statement of operations as discontinued operations for all periods presented. For the twelve months ended December 31, 2004, 2003, and 2002, discontinued operations included the net income of one property sold in 2004, Saddleback Financial. The

T REIT, INC. UNCONSOLIDATED PROPERTIES PORTFOLIO
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
following table summarizes the income and expense components that comprise discontinued operations for the years ended December 31, 2004, 2003, and 2002:

	Years Ended December 31,

	2004	2003	2002

		(Unaudited)	(Unaudited)
Rental income	$1,672,000	$1,615,000	$489,000
Rental expenses	778,000	742,000	153,000
Depreciation and amortization	259,000	267,000	72,000
Interest expense (including amortization of deferred financing costs)	404,000	401,000	96,000

Income from discontinued operations — property held for sale, net	$231,000	$205,000	$168,000

11.	Subsequent Events
      On January 24, 2005, a binding sale agreement was entered into for the sale of the City Center West “A” Building, with the United Insurance Company of America, an unaffiliated third party, for a sales price of $27,610,000. In connection with this agreement, the buyer will assume a promissory note secured by the property with an outstanding balance at March 15, 2005 of $12,484,000. The sale will result in a gain to the owners of approximately $4,954,000. The sale of City Center West “A” Building is expected to close in May 2005. A commission will be paid to Realty upon the sale of the property in the amount of $414,000, or 1.5% of the purchase price of which 75% will be passed through to our Manager pursuant to the Realty-Triple Net Agreement.
      On February 8, 2005, our Manager listed the Congress Center property in Chicago, Illinois for sale.
      On February 11, 2005, the 25351 Commerce Centre Drive, Lake Forest, California property, one of the three buildings in the Pacific Corporate Park, was sold an unaffiliated third party, for a sales price of $4,900,000. In connection with the sale, the borrowers repaid $4,509,000 of a promissory note secured by all three buildings. The proceeds from this sale were used to pay down the debt on the two remaining buildings in the Pacific Corporate Park complex. The sale resulted in a gain of $313,000. A property disposition fee was paid to Realty of $49,000, or 1% of the total sales price of which 75% was passed through to our Manager pursuant the Realty-Triple Net Agreement, and sales commissions to unaffiliated brokers of $244,000, or 5% of the total sale price.
      On April 14, 2005, the County Center Drive Building, was sold an unaffiliated third party, for a sales price of $7,200,000. In connection with the sale, the borrower repaid a $2,952,000 promissory note secured by the building. The sale resulted in a gain of $1,709,000. A property disposition fee was paid to Realty in the amount of $158,000, or 2.2% of the sales price of which 75% was passed through to our Manager pursuant the Realty-Triple Net Agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Owners
      We have audited the accompanying combined balance sheet of City Center West “A” Property and Reno Trademark Property (the “Company”) as of December 31, 2003, and the related combined statements of operations, owners’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, such combined financial statements present fairly, in all material respects, the financial position of City Center West “A” Property and Reno Trademark Property as of December 31, 2003, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche, LLP
Los Angeles, California
May 13, 2005

CITY CENTER WEST “A” and RENO TRADEMARK PROPERTIES
COMBINED BALANCE SHEET
December 31, 2003

ASSETS
Real estate investments:
Operating properties	$28,134,000

28,134,000
Cash and cash equivalents	261,000
Restricted cash	149,000
Accounts receivable, net	67,000
Accounts receivable from related parties	2,000
Other assets, net	547,000

Total assets	$29,160,000

LIABILITIES, AND OWNERS’ EQUITY
Mortgages payable	$17,243,000
Notes payable due to related parties	19,000
Accounts payable and accrued liabilities	163,000
Security deposits and prepaid rent	225,000

Total liabilities	17,650,000
Commitments and contingencies (Note 10)
Total owners’ equity	11,510,000

Total liabilities and owners’ equity	$29,160,000

The accompanying notes are an integral part of these combined financial statements

CITY CENTER WEST “A” and RENO TRADEMARK PROPERTIES
COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2003

Revenues:
Rental income	$4,174,000

Expenses:
Rental	1,084,000
General and administrative	75,000
Depreciation and amortization	654,000

Total expenses	1,813,000

Operating income	2,361,000
Other income (expense):
Interest expense (including amortization of deferred financing costs)	(1,204,000)
Interest income	3,000

Net income	$1,160,000

The accompanying notes are an integral part of these combined financial statements

CITY CENTER WEST “A” and RENO TRADEMARK PROPERTIES
COMBINED STATEMENT OF OWNERS’ EQUITY
For the Year Ended December 31, 2003

Total

BALANCE — January 1, 2003	$11,395,000
Distributions	(1,045,000)
Net income	1,160,000

BALANCE — December 31, 2003	$11,510,000

The accompanying notes are an integral part of these combined financial statements

CITY CENTER WEST “A” and RENO TRADEMARK PROPERTIES
COMBINED STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,160,000
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	671,000
Change in operating assets and liabilities:
Accounts receivable	(55,000)
Accounts receivable from related parties	17,000
Other assets	(519,000)
Accounts payable and accrued liabilities	117,000
Security deposits and prepaid rent	134,000

Net cash provided by operating activities	1,525,000

CASH FLOWS FROM INVESTING ACTIVITIES
Restricted cash	(49,000)
Capital expenditures	(59,000)

Net cash used in investing activities	(108,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on mortgages payable	(285,000)
Distributions	(1,045,000)

Net cash used in financing activities	(1,330,000)

NET INCREASE IN CASH AND CASH EQUIVALENTS	87,000
CASH AND CASH EQUIVALENTS — beginning of year	174,000

CASH AND CASH EQUIVALENTS — end of year	$261,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$1,105,000

The accompanying notes are an integral part of these combined financial statements

CITY CENTER WEST “A” and RENO TRADEMARK PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS
For the Year Ended December 31, 2003

1.	Organization and Description of Business
      The combined financial statements include the City Center West “A” Building and Reno Trademark.
      We are externally managed by Triple Net Properties, LLC, or our Manager, pursuant to the terms of an operating agreement, or the Operating Agreement. Triple Net Properties Realty, Inc., or Realty, an affiliate of our Manager, which was solely owned through December 31, 2004, by Anthony W. Thompson, our Manager’s chief executive officer and chairman, (effective January 1, 2005, Mr. Thompson owns 88% of Realty) and the chairman of the board of directors of T REIT, Inc., serves as our property manager pursuant to the terms of the Operating Agreement and a property management agreement, or the Management Agreement.
      The use of the words “we”, “us” or “ours” refers to the City Center West “A” and Reno Trademark Properties.
      City Center West “A” Building and Reno Trademark Building, we organized as follows:

City Center West “A“Building — Las Vegas, Nevada
      T REIT City Center West “A”, LLC, a Delaware limited liability company, was formed for the purpose of acquiring a tenant-in-common, or TIC, interest in the City Center West “A” Property, an office building located in Las Vegas, Nevada, in accordance with the City Center West “A” Private Placement Memorandum dated February 12, 2002. The City Center West “A” Property, which was acquired on March 15, 2002, is an office building with 106,000 square feet of gross leasable area, or GLA. The purchase price was $21,670,000. The seller of the property paid a sales commission to Realty of $420,000, or 1.9% of the purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.
      As of December 31, 2003, City Center West “A” is owned by the following interest holders as TICs:

Tenants-in-Common	Interest Held

T REIT, LP	89.1%
Unaffiliated third parties	10.9%

Reno Trademark Building — Reno, Nevada
      T REIT Reno Trademark, LLC, a Delaware limited liability company, was formed for the purpose of acquiring a TIC interest in the Reno Trademark Property, an industrial building located in Reno, Nevada, in accordance with the Reno Trademark Building Private Placement Memorandum dated May 30, 2001. The Reno Trademark Property, which was acquired on September 4, 2001, is an industrial building with 72,000 square feet of GLA. The purchase price was $7,296,000. The seller of the property paid a sales commission to Realty of $305,000, or 4.2% of the purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.
      As of December 31, 2003, Reno Trademark is owned by the following interest holders as TICs:

Tenants-in-Common	Interest Held

T REIT, LP	40.0%
Unaffiliated third parties	60.0%

CITY CENTER WEST “A” and RENO TRADEMARK PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

2.	Summary of Significant Accounting Policies
      The summary of significant accounting policies presented below is designed to assist in understanding our combined financial statements. Such financial statements and accompanying notes are the representations of our Manager, who is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, or GAAP, in all material respects, and have been consistently applied in preparing the accompanying combined financial statements.

Principles of Combination
      The accompanying combined financial statements include the accounts of City Center West “A” Building and Reno Trademark Building. We are reporting combined financial statements due to the common management for the properties. All significant intercompany balances and transactions have been eliminated in combination.

Real Estate Investments

Operating Property
      The operating properties are carried at the lower of historical cost less accumulated depreciation or estimated fair value. The cost of the operating property includes the cost of land and completed building and related improvements. Expenditures that increase the service life of property are capitalized; the cost of maintenance and repairs is charged to expense as incurred. The cost of building and improvements are depreciated on a straight-line basis over the estimated useful lives of the building and improvements, ranging primarily from 15 to 39 years for the building and the shorter of the lease term or useful life, ranging from one to 10 years for tenant improvements. When depreciable property is retired or disposed of, the related costs and accumulated depreciation are removed from the accounts and any gain or loss reflected in operations.
      An operating property is evaluated for potential impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Impairment losses are recorded on long-lived assets used in operations. Impairment losses are recorded on an operating property when indicators of impairment are present and the carrying amount of the asset is greater than the sum of the future undiscounted cash flows expected to be generated by that asset. We would recognize an impairment loss to the extent the carrying amount exceeded the fair value of the property. We recorded no impairment losses for the year ended December 31, 2003.

Cash and Cash Equivalents
      Certificates of deposit and short-term investments with remaining maturities of three months or less when acquired are considered cash equivalents.

Restricted Cash
      Restricted cash is comprised of impound reserves accounts for property taxes, insurance, and tenant improvements.

Allowance for Uncollectible Accounts
      Tenant receivables and unbilled deferred rent receivables are carried net of the allowances for uncollectible current tenant receivables and unbilled deferred rent. Our determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, individual tenant

CITY CENTER WEST “A” and RENO TRADEMARK PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
receivables considering the tenant’s financial condition, security deposits, letters of credit, lease guarantees and current economic conditions and other relevant factors. Our Manager has established no allowance for uncollectible accounts at December 31, 2003.

Concentration of Credit Risk
      Financial instruments that potentially subject us to a concentration of credit risk are primarily cash and accounts receivable from tenants. Cash is generally placed in money market accounts and the amount of credit exposure to any one party is limited. We have cash in financial institutions which are insured by the Federal Deposit Insurance Corporation, or FDIC, up to $100,000 per institution. At December 31, 2003, we had cash accounts in excess of FDIC insured limits. Concentration of credit risk with respect to accounts receivable from tenants is limited. Our Manager performs credit evaluations of prospective tenants, and security deposits are obtained.
      As of December 31, 2003, we have investments in two properties located in the states of California and Nevada. Accordingly, there is a geographic concentration of risk subject to fluctuations in the States economy. Two tenants accounted for a total of 33% of our annual rental income.
      As of December 31, 2003, two of our tenants accounted for 10% or more of our aggregate annual rental income.

		Percentage of
	2003 Annual	2003 Annual		Square Footage	Lease
Tenant	Base Rent(*)	Base Rent	Property	(Approximately)	Expiration Date

Memec, Inc	$748,000	21.8%	Reno Trademark	75,000	January 2013
Citadel Broadcasting	$442,000	12.9%	City Center West A	17,000	May 2005

(*)	Annualized rental income based on contractual base rent sent forth in leases in effect at December 31, 2003.

Fair Value of Financial Instruments
      The Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, whether or not recognized on the face of the balance sheet, for which it is practical to estimate that value. SFAS 107 defines fair value as the quoted market prices for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. The fair value estimates are made at the end of each year based on available market information and judgments about the financial instrument, such as estimates of timing and amount of expected future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time our entire holdings of a particular financial instrument, nor do they consider that tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument.
      Our combined balance sheet includes the following financial instruments: cash and cash equivalents, accounts receivables, accounts payable and accrued expenses and mortgages payable. We consider the carrying values of cash and cash equivalents, tenant rent and other receivables and accounts payable and accrued expenses to approximate fair value for these financial instruments because of the short period of time between origination of the instruments and their expected realization. The fair value of payable to and receivable from related parties is not determinable due to its related party nature. Based on borrowing rates available to us at December 31, 2003 for mortgages payable with similar terms and maturities, the fair value of the mortgages payable was $19,506,000 compared to the carrying value of $17,243,000.

CITY CENTER WEST “A” and RENO TRADEMARK PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition
      In accordance with SFAS No. 13, “Accounting for Leases,” minimum annual rental revenue is recognized on a straight-line basis over the term of the related lease (including rent holidays). Tenant reimbursement revenue, which is comprised of additional amounts recoverable from tenants for common area maintenance expenses and certain other recoverable expenses is recognized as revenue in the period in which the related expenses are incurred.

Other Assets
      Other assets consist primarily of leasing commissions, deferred rent receivables, deferred financing costs and prepaid expenses. Deferred financing costs are amortized over the term of the respective loan using a method that approximate the effective interest method. Amortization of deferred financing costs is included in interest expense.

Income Taxes
      We are a pass-through entity for income tax purposes and taxable income is reported by our owners on their individual tax returns. Accordingly, no provision has been made for income taxes in the accompanying combined statements of operations except for insignificant amounts related to state franchise and income taxes.

Use of Estimates
      The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities as of December 31, 2003, and the revenues and expenses for the year ended December 31, 2003. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements
      In December 2003, FASB revised FIN 46, Consolidation of Variable Interest Entities, issued in January 2003, an interpretation of Accounting Research Bulletin No. 51, Combined Financial Statements (FIN 46R). FIN 46R requires that variable interest entities be combined by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. FIN 46R also requires disclosures about variable interest entities that companies are not required to consolidate but in which a company has a significant variable interest. The consolidation requirements of FIN 46R apply immediately to variable interest entities created after December 31, 2003. The consolidation requirements will apply to entities established prior to December 31, 2003, in the first fiscal year or in the interim period beginning after December 15, 2004. We do not believe the adoption of such interpretation will have a material impact on our results of operations or financial condition.

CITY CENTER WEST “A” and RENO TRADEMARK PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

3.	Real Estate Investments
      Our combined properties consist of the following at December 31, 2003:

Buildings and tenant improvements	$24,951,000
Land	4,370,000

29,321,000
Less: accumulated depreciation	1,187,000

$28,134,000

      Depreciation expense on the building and tenant improvements was $639,000 for the year ended December 31, 2003.

4.	Restricted Cash
      Restricted cash is comprised of impound reserve accounts for property taxes, insurance and tenant improvements. As of December 31, 2003, we had restricted cash of $149,000.

5.	Other Assets
      Other assets consist of the following at December 31:

December 31,
2003

Deferred rent receivable	$416,000
Lease commissions, net of accumulated amortization of $15,000 at December 31, 2003	71,000
Deferred financing costs, net of accumulated amortization of $28,000 at December 31, 2003	54,000
Prepaid expenses	6,000

Total other assets	$547,000

7.	Mortgages Payable
      Mortgages payable consisted of the following at December 31:

December 31,
2003

Reno Trademark:
Note payable to a bank, secured by a first deed of trust, interest at a fixed interest rate of 6.35% per annum. Monthly principal and interest payments of $28,622 are required until the note matures on January 1, 2013	$4,555,000
City Center West A:
Note payable to life insurance company, secured by a first deed of trust, interest at a fixed interest rate of 6.50% per annum. Monthly principal and interest payments of $85,223 are required until the note matures in April of 2007	12,688,000

$17,243,000

CITY CENTER WEST “A” and RENO TRADEMARK PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      The principal payments due on mortgages payable for each of the next five years and thereafter as of December 31, 2003, are summarized as follows:

Year	Amount

2004	$255,000
2005	273,000
2006	291,000
2007	12,097,000
2008	66,000
Thereafter	4,261,000

$17,243,000

      At December 31, 2003, the fair estimated value of our debt approximates $19,506,000.

8.	Future Minimum Rent

Rental Income
      We have operating leases with tenants that expire at various dates through 2017 and are either subject to scheduled fixed increases or adjustments based on the Consumer Price Index. Generally, the leases grant tenants renewal options. Leases also provide for additional rents based on certain operating expenses. Future minimum rent contractually due under operating leases, excluding tenant reimbursements of certain costs, as of December 31, 2003, are summarized as follows:

Year Ending	Amount

2004	$3,398,000
2005	3,043,000
2006	2,436,000
2007	1,960,000
2008	1,720,000
Thereafter	3,813,000

Total	$16,370,000

      A certain amount of our rental income is from tenants with leases which are subject to contingent rent provisions. These contingent rents are subject to the tenant achieving periodic revenues in excess of specified levels. For the year ended December 31, 2003 the amount of contingent rent earned by us was not significant.

9.	Related Party Transactions

Property management fees
      We pay Realty property management fees up to 6% of the gross income of each property managed by Realty. All of our properties are managed by Realty. We paid Realty $25,000 for services provided during the year ended December 31, 2003. 100% of the property management fee is passed through to our Manager pursuant to the Realty-Triple Net Agreement.

Real estate commissions
      Realty earns sales commissions from acquisitions and dispositions of our properties. For the year ended December 31, 2003, no sales commissions were paid to Realty.

CITY CENTER WEST “A” and RENO TRADEMARK PROPERTIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Accounts receivable from related parties
      Related party accounts receivable/payable consists primarily of amounts due from/to us for operating expenses incurred by us and paid by our Manager.

10.	Commitments and Contingencies

SEC Investigation
      On September 16, 2004, our Manager advised us that it learned that the SEC is conducting an investigation referred to as “In the matter of Triple Net Properties, LLC.” The SEC has requested information from our Manager relating to disclosure in securities offerings (including offerings by GREIT, Inc., T REIT, Inc. and A REIT, Inc.) and the exemption from the registration requirements of the Securities Act for the private offerings in which our Manager and its affiliated entities were involved and exemptions from the registration requirements of the Exchange Act for several entities. The SEC has requested financial and other information regarding these entities as well as the limited liability companies advised by our Manager, including us. Our Manager has advised us that it intends to cooperate fully with the SEC’s investigation.

Litigation
      To the best of our knowledge there are no material pending legal proceedings, other than routine litigation incidental to the business, to which we are a party or of which any of our properties are subject.

Environmental Matters
      We follow the policy of monitoring our properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist, we are not currently aware of any environmental liability with respect to our properties that would have a material effect on our financial condition, results of operations and cash flows. Further, we are not aware of any environmental liability or any unasserted claim or assessment with respect to an environmental liability that we believe would require additional disclosure or the recording of a loss contingency.

Other
      Our other commitments and contingencies include the usual obligations of a real estate company in the normal course of business. In the opinion of management, these matters are not expected to have a material adverse effect on the Company’s financial position and/or results of operations.

11.	Subsequent Event
      On January 24, 2005, a binding sale agreement was entered into for the sale of the City Center West “A” Building, with the United Insurance Company of America, an unaffiliated third party, for a sales price of $27,610,000. In connection with this agreement, the buyer will assume a promissory note secured by the property with an outstanding balance at March 15, 2005 of $12,484,000. Our cash proceeds will be approximately $12,604,000 after closing costs and other transaction expenses. The sale will result in a gain to the owners of approximately $4,954,000. The sale of City Center West “A” Building is expected to close in May 2005. A commission will be paid to Realty upon the sale of the property in the amount of $414,000, or 1.5% of the purchase price.